EXHIBIT 5.1

Phone:	(972) 850-1450
Fax:	(972) 850-1451

November 21, 2023

The Board of Directors

ASP Isotopes Inc.

1101 Pennsylvania Avenue NW, Suite 300

Washington, DC 20004

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof by ASP Isotopes Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 10,150,517 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  All of the Shares are being registered on behalf of certain stockholders of the Company (collectively, the “Selling Stockholders”).  The Shares consist of (i) 9,677,935 shares of Common Stock purchased by certain Selling Stockholders from the Company in a private placement transaction that closed on October 26, 2023 (the “Private Placement”); and (ii) 472,582 shares of Common Stock issued to Ocean Wall Limited by the Company upon the closing of the Private Placement as compensation for acting as placement agent in the Private Placement.

As counsel to the Company, we have examined the Registration Statement and all exhibits thereto, and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering this opinion.  In our examination, we have relied, without investigation, on each of the following assumptions: the genuineness of all signatures, the legal capacity of all natural persons, the completeness of each document submitted to us, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company.

Based upon and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all reported judicial decisions interpreting same), as in effect on the date hereof. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction.

This opinion is rendered solely in connection with the filing of the Registration Statement, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.  This opinion may not be relied upon for any other purpose without our prior written consent in each instance.  We assume no obligation to update or supplement this opinion after date of this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP

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